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                                                                   EXHIBIT 10.35

                         EXCLUSIVE DEVELOPMENT AGREEMENT

      THIS AGREEMENT, dated as of the 30th day of December, 2000, between MARK
W. DUFFEY, a resident of Harris County, Texas ("Duffey"), and CARRIAGE SERVICES, INC., a Delaware corporation ("Carriage");

                              W I T N E S S E T H:
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      WHEREAS, Carriage, through its subsidiaries, owns and operates funeral homes, cemeteries and related businesses within the death care industry;

      WHEREAS, Carriage has, directly and through the EDS Development Rights (as defined below), acquired, developed, and improved certain proprietary rights and interests, referred to below as "E-Commerce Rights", with the intent of further developing and then exploiting the same in connection with a possible E-Commerce Venture (as hereafter defined); and

      WHEREAS, Duffey has been Carriage's President since December 1996 and was one of Carriage's founders, and in such capacity he has been instrumental in developing and arranging for the development of such rights and interests for and on behalf of Carriage; and

      WHEREAS, pursuant to the Separation Agreement and Release dated December 30, 2000 between Duffey and Carriage (the "Separation Agreement"), the parties have mutually agreed to convert Duffey's status from that of an employee to that of a consultant; and

      WHEREAS, Carriage Life Events, Inc., a Delaware corporation ("Carriage Life Events"), has been formed as a wholly owned subsidiary of Carriage in order to continue to pursue development of the E-Commerce Rights and as a possible vehicle for attracting investment from third parties; and

      WHEREAS, in connection with such further development, the parties desire that Duffey continue to remain involved in the development of the E-Commerce Rights, and that Duffey have the exclusive right to continue such development, on the terms and subject to the conditions hereafter specified;

      NOW, THEREFORE, the parties agree as follows:

      1. Defined Terms. The following terms, when used in this Agreement, shall have the meanings assigned to them below:
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            (a) "E-Commerce Business" means a portal, or distribution channel, conducted primarily (but not necessarily exclusively) through electronic means (such as via the Internet), for consumers to plan, finance and/or fulfill major life events and celebrations, which may include but will not necessarily be limited to death care and memorialization. An E-Commerce Business specifically excludes any business that is engaged in the traditional delivery of funeral or cemetery services.

            (b) "E-Commerce Rights" means, collectively, the following, whether in existence on the date of this Agreement or hereafter arising: (i) all EDS Development Rights; (ii) all other trade secrets, know-how, intellectual property, methodologies, ideas, concepts, processes, technologies, confidential or proprietary information, algorithms, software and computer programs (which includes input and output formats, source and object codes, program listings, data models, flow charts, outlines, narrative descriptions, operating instructions and supporting documentation, together with the tangible media upon which such programs and documentation are recorded), and development tools, and all rights and interests in the foregoing, however arising, whether or not registered, including patents, patent applications, copyrights, trademarks and service marks, and other similar rights, and any licenses covering any of the foregoing, all to the extent the same have been developed by or for Carriage and its affiliates in connection with the development of an E-Commerce Business; and (iii) all confidentiality, development and other contracts and agreements associated with Carriage's development of an E-Commerce Business.

            (c) "E-Commerce Venture" means one or more business ventures, in whatever form (whether corporation, limited liability company, general or limited partnership, joint venture, business trust or otherwise), in which Carriage or its affiliates or their successors and assigns has a financial interest, if such venture is primarily engaged in the E-Commerce Business. Any business venture which arises from EDS Development Rights is specifically intended to be encompassed with the definition of "E-Commerce Venture." In addition, the parties acknowledge that Carriage Life Events has been formed for the specific purpose of developing such rights and concepts and that it constitutes an E-Commerce Venture for purposes hereof. On the other hand, neither Lifetime Reflections nor Legacy Management Partners shall be deemed E-Commerce Ventures. The parties acknowledge that the idea or concept of rating businesses or firms (other than in the death care industry) according to quality or other criteria is not intellectual property of Carriage for purposes hereof.

            (d) "EDS" means, collectively, Electronic Data Systems Corporation, a Delaware corporation, EDS Information Services L.L.C., a Delaware limited liability company, and any affiliate of the foregoing from which Carriage or its affiliates acquire any EDS Development Rights.

            (e) "EDS Development Rights" means all proprietary rights, including copyrights, trademark rights, patent rights and other rights, which have been acquired by Carriage or its affiliate, by ownership under work for hire, by license, or otherwise, from EDS, in connection


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      with Carriage's development of an E-Commerce Business and the E-Commerce
      Venture. EDS Development Rights specifically include rights created and acquired under the letter agreements between Carriage and EDS dated March 29, 2000 and October 23, 2000.

      2. Carriage Life Events. On or prior to the date of this Agreement, Carriage has organized Carriage Life Events, which is and shall remain a wholly owned subsidiary of Carriage, subject to Section 5 below. In connection with the capitalization of Carriage Life Events, Carriage shall transfer and contribute to Carriage Life Events all of Carriage's right, title and interest in the E-Commerce Rights. It is understood, however, that Carriage shall retain all management and control over the operation of Carriage Life Events and the E-Commerce Rights and the development of an E-Commerce Venture, whether through Carriage Life Events or otherwise, and nothing in this Agreement prevents or restricts Carriage from transferring or assigning all or any part of any E-Commerce Rights to any other vehicle acting as an E-Commerce Venture, or to change the corporate structure, management or other aspects of the development of the E-Commerce Business as Carriage may choose in its sole and absolute discretion, subject to the other terms and conditions of this Agreement.

      3. Duffey Transition. As provided in the Separation Agreement, Duffey shall cease to be an employee of Carriage as of December 31, 2000. He shall thereafter become a consultant to Carriage under the terms of the Consulting Agreement referred to in the Separation Agreement ("Consulting Agreement"), but his activities as such shall be separate and apart from his involvement in any E-Commerce Venture as described in this Agreement.

            (a) Relation to Carriage Life Events. It is the parties' intention that Carriage Life Events will continue to develop the E-Commerce Business and associated E-Commerce Rights while at the same time seeking out equity financing as described in Section 5. It is understood that until any equity funding transaction described in Section 5, Carriage Life Events will remain 100% owned by Carriage. Duffey may continue to seek out equity financing for the E-Commerce Venture, but Duffey will not take or permit anyone under his supervision or control to take any major action involving Carriage Life Events or the E-Commerce Business without the unanimous approval of the Board of Directors of Carriage Life Events, including the following: (A) any contract or commitment with EDS which calls for the expenditure (or agreement to expend) any money, (B) any transfer, assignment, license, encumbrance or other disposition of any E-Commerce Rights, (C) the issuance of any equity or other ownership interests, (D) the incurrence of any obligation for borrowed money (other than advances from Duffey as described in paragraph (b) of Section 4 below), or (E) any transaction, contract or commitment outside the ordinary course of Carriage Life Events' business, which the parties acknowledge to be limited to the continued development of the E-Commerce Business and seeking equity funding. The selection and appointment of a financial advisor, broker or other similar intermediary in seeking such financing shall similarly require such unanimous approval. The entering into of confidentiality agreements with possible affiliation partners or equity sources does not require such approval.


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            (b) Office Space and Infrastructure. From January 1, 2001 through
      June 30, 2001, Carriage will make available to Carriage Life Events (or any successor E-Commerce Venture) office space at Carriage's corporate offices, and related administrative support (in the form of the use of existing staff, provided such use does not unreasonably interfere with Carriage's other operations, as well as office equipment and normal office supplies), in such manner as Carriage may reasonably determine from time to time. Such support shall specifically include access to Carriage's phones, including reasonable long-distance, fax, and computer (including Internet) use, consistent with prior practice.

            (c) Certain Personnel Issues. The parties acknowledge that it is Duffey's present intention to offer to include Michael S. Lade and Vicki McArthur to remain involved in the E-Commerce Venture, following the cessation of their association with Carriage effective December 31, 2000. The terms of any severance between Carriage and such individuals have been separately negotiated between the applicable parties. It is understood, however, that their involvement in the E-Commerce Venture shall not constitute a violation of any non-competition covenants to which either of them may be bound with Carriage.

            (c) Confidentiality. Duffey acknowledges the importance of maintaining the confidentiality of the E-Commerce Rights and agrees that he will maintain the confidentiality thereof in the same manner and to the same degree that he will maintain the confidentiality of other Carriage information as provided in Section 7 of his Consulting Agreement with Carriage, which is hereby incorporated herein by reference.

      4. E-Commerce Venture Interim Funding.

            (a) Carriage Funding. Except as hereafter provided, the parties acknowledge that Carriage's funding of the E-Commerce Business and the E-Commerce Venture shall cease as of December 31, 2000. Items which Carriage will not fund after such date specifically include, but are not necessarily limited to, the following: development fees, service fees, consulting fees and similar fees and costs under any now existing or hereafter arising contract with EDS or any other third-party provider relating to the development of E-Commerce Rights; compensation, benefits and other costs of employment (not including severance costs or payments under the Separation Agreement) to Duffey or any other individual, including Michael S. Lade or Vicki McArthur; travel, food and lodging; and legal fees and expenses for work performed after such date. Notwithstanding the foregoing, Carriage will be responsible for funding any legal fees and expenses for work performed on behalf of Carriage's own interests, and if Carriage receives on or before December 31, 2001 one or more commitment letters or letters of intent in form acceptable to Carriage containing terms and conditions for equity funding of the E-Commerce Venture as accepted by Carriage pursuant to Section 5, then Carriage will fund the legal fees and expenses associated with the preparation, negotiation, execution and delivery of the formal definitive documentation associated with such equity funding transactions, through legal counsel of Carriage's choice.


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            (b) Duffey/Third Party Funding. Duffey may, in his sole discretion but without any obligation to do so, provide funding to Carriage Life Events (or any successor E-Commerce Venture organized by Carriage), in order to finance the continued development of E-Commerce Rights and the pursuit of funding sources for an equity financing to be sought as described in Section 5. Any such funding so provided by Duffey shall be deemed contingent advances by him subject in all respects to the successful completion of equity funding of the E-Commerce Venture on terms acceptable to Carriage. Such funding by Duffey shall not entitle him to any equity interest in Carriage Life Events or any other E-Commerce Venture, except that in connection with any such equity funding, Carriage, Duffey and any equity investors may negotiate to permit Duffey to either be repaid such advances or to convert the same into equity interests in the E- Commerce Venture, on terms mutually acceptable to the parties. Duffey may also propose to obtaining outside interim financing for the E-Commerce Venture for the foregoing purposes, but the terms of such interim financing must in all respects be acceptable to Carriage in its sole discretion. In no event shall there be recourse against Carriage or any of its subsidiaries for any advances made pursuant to this paragraph
      (b).

            (c) Retention of Ownership. Notwithstanding any funding provided by Duffey or any third party as described in paragraph (b) above, Carriage (whether directly or through Carriage Life Events or any other E-Commerce Venture) shall retain full and exclusive ownership over all E-Commerce Rights and all ownership in Carriage Life Events and any other E- Commerce Venture, and any such funding by Duffey or any other party shall not, unless otherwise specifically agreed to in writing by an authorized officer of Carriage, constitute a claim, interest, lien or other right of any kind in any of the E-Commerce Rights or the E-Commerce Venture.

            (d) No Rights as Member of Consolidated Group. Until consummation of an equity funding pursuant to Section 5, Carriage Life Events shall be a member of the consolidated group of corporations of which Carriage is the corporate parent. However, it is specifically intended that no persons associated or affiliated with Carriage Life Events (including but not limited to Duffey, Michael S. Lade and Vicki McArthur) shall be eligible to participate in any plans or benefits normally available to employees of Carriage's subsidiaries (such as medical benefits, retirement plans, stock option and stock purchase plans, and other similar rights and benefits), subject to any separate agreement expressly conferring those benefits as severance, and Duffey shall not cause or permit anyone under his supervision or control to participate in Carriage Life Events or any other E-Commerce Venture in such a way that any such person becomes eligible for any such rights or benefits.

      5. Equity Funding. It is the parties' intention that an E-Commerce Venture (whether Carriage Life Events or another vehicle) will obtain financing from one or more third party investors, at which time the capital of the E-Commerce Venture will be restructured in a way that involves (i) the investors acquiring economic and voting control over the E-Commerce Venture, (ii) Duffey and other proposed members of an E-Commerce Venture management team acquiring substantial financial interests therein, which may include any combination of conversion of any advances made by Duffey under


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Section 4(b), new investment, or management stock options, and (iii) Carriage retaining a substantial financial interest in the E-Commerce Venture. The parties acknowledge that the precise terms and conditions of the financing for and ultimate capital structure resulting from such a transaction cannot now be determined with any precision, although the parties acknowledge that third-party investment may be made by any combination of purchases of common or preferred securities, subordinated debt with related warrants, convertible notes, or any other funding mechanisms, and that in some circumstances, equity interests may be issued in exchange for services rendered or to be rendered. However, all of the terms, provisions and conditions of any and all such equity funding transactions, as well as the form and substance of all documentation related thereto, will be subject to the approval of Carriage, which it may grant or withhold in its sole discretion. It is anticipated that Duffey will take the leadership role in pursuing such equity funding, but Duffey shall keep Carriage reasonably informed of his efforts in that regard, and in particular any discussions or negotiations concerning the proposed terms, provisions and conditions associated with any proposed or possible equity funding transaction.

      6. Exclusivity. It is the parties' intention that Duffey be given a period of one year in which he may pursue the further development of the E-Commerce Business for Carriage and seek out equity funding for the E-Commerce Venture as contemplated in Section 5. Consequently, Carriage grants Duffey the exclusive right to pursue equity funding for an E-Commerce Venture, subject to Section 5 above. Such right shall commence on January 1, 2001 and end on the earlier to occur of December 31, 2001 or the date on which Duffey has suspended active efforts to continue the development of the E- Commerce Business and to pursue such equity funding (the "Exclusivity Period"). Neither Duffey's rendering of services under his Consulting Agreement with Carriage, nor his employment with any other party, shall by itself be evidence that Duffey has suspended such active efforts, unless Duffey becomes bound by a written commitment which would conflict with his ability to continue such efforts or to remain involved after equity funding in the E-Commerce Venture on a full-time executive level. During the Exclusivity Period, Carriage may (in coordination with Duffey) itself pursue equity funding sources for an E-Commerce Venture, but any equity funding transaction consummated during the Exclusivity Period must be on terms reasonably acceptable to Duffey.

      7. Stock Options. If (but only if) the E-Commerce Venture receives on or before December 31, 2001 a Cash Equity Infusion (as defined in the Separation Agreement) of at least $10,000,000, then Carriage shall cause to be issued to Duffey non-qualified options under Carriage's 1995 Stock Incentive Plan to purchase up to 50,000 shares of Carriage's Class A Common Stock, $.01 par value. The exercise price shall be the closing price of Carriage's Class A Common Stock, as reported on the New York Stock Exchange, on the date of grant. Such options shall be fully vested upon the grant date and shall expire ten years from such date, and shall otherwise be subject to the terms and conditions of such Plan and the option agreement evidencing such grant.

      8. Non-Revocation. This Agreement is expressly made subject to Duffey not revoking the Separation Agreement, and in the event of such revocation, this Agreement shall thereupon become void ab initio, as if never entered into.


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      9. Notices. All notices, requests, consents and other communications hereunder shall be given in writing and shall be deemed given if personally delivered or when mailed, first class, registered or certified mail, return receipt requested, as follows:

      If to Duffey:           Mr. Mark W. Duffey
                              597 Piney Point Road
                              Houston, Texas 77024

      If to Carriage:         Carriage Services, Inc.
                              1900 St. James Place, 4th Floor
                              Houston, Texas 77056
                              Attn: Chief Executive Officer

      Either party may change his, her or its address upon written notice of such change delivered to the other parties hereto.

      10. Assignment; Binding Effect. This Agreement is unique and personal to the parties and may not be assigned by either party without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, Duffey's heirs and personal representatives, and the successors and assigns of Carriage.

      11. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas.

      12. Entire Agreement; Amendment. This Agreement, together with the Separation Agreement and the other exhibits thereto, embody the entire agreement and understanding among the parties concerning the subject matter hereof and thereof, and supersede any and all prior agreements and arrangements between the parties concerning such subject matter. This Agreement may be amended only by a written instrument signed by or on behalf of the parties hereto.

      13. Captions. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      14. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same in strument.

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            IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first above written.

                                    CARRIAGE SERVICES, INC.

                                    By: ________________________________________
                                        MELVIN C. PAYNE, Chief Executive Officer


                                    ____________________________________________
                                    MARK W. DUFFEY


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